Exhibit 99.1

Contact:	R. Steven Hamner
Executive Vice President & CFO
Medical Properties Trust
(205) 969-3755
shamner@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST ANNOUNCES MANAGEMENT CHANGE
     Birmingham, Ala., June 11, 2010 — Medical Properties Trust, Inc. (NYSE: MPW) today announced the resignation of Michael G. Stewart as Executive Vice President, General Counsel and Secretary effective June 15, 2010. In conjunction with Mr. Stewart’s resignation, the Company has engaged the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. to provide routine and other legal services based on a long term, non-traditional fixed fee basis.
     “Mike Stewart has been a friend and supporter of our success since he joined MPT in October 2005. We thank him for the work he has done, and we wish him the very best,” said Edward K. Aldag, Jr., the Company’s chairman, president and chief executive officer. “At the same time, we are enthused about the depth of resources and the cost efficiencies that we expect from the creative relationship that we have crafted with Baker Donelson,” continued Aldag.
     In connection with the above-described developments, the Company and Mr. Stewart have entered into a written agreement dated June 11, 2010 that will be filed on Form 8-K today.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.
The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation cost efficiencies expected to be realized as a result of legal services agreements. For further discussion of the facts that could affect outcomes, please refer to the “Risk factors” section of the Company’s Form 10-K for the year ended December 31, 2009, as amended, and as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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